                                 EXHIBIT 10oo

SUBJECT TO REVIEW OF COUNSEL AND APPROVAL OF THE BOARD OF DIRECTORS



DATED                                     October l, l995
                                          ---------------

                          FEDERAL REPUBLIC OF GERMANY
                          ---------------------------


                    LOJACK INTERNATIONAL CORPORATION    (1)


                                      and


                      DETEKTOR TRACKING SYSTEMS LTD.   (2)


- --------------------------------------------------------------------------------

                PATENT LICENSE AND ANCILLARY KNOW-HOW AGREEMENT


- --------------------------------------------------------------------------------

Index to Clauses
- ----------------

l.  Interpretation and Definitions

2.  Option Period

3.  Conditions Precedent

4.  Improvements

5.  Technical Information and LoJack Manufacturing Specifications

6.  Grant of Rights

7.  Manufacture

8.  Deliverables, User of the System Software and Technical Assistance

9.  Payments

10. Royalty Statements and Financial Information

11. Performance Conditions

12. Performance Undertakings

13. Infringement

14. Warranties, Limitation of Liability and Patent Protection

15. Promotion and Advertising

16. Insurance

17. Trademarks

18. Competing Products

19. Confidentiality

20. Termination

21. Transfer

22. Force Majeure

23. Notices

24. General

    Schedule l

     Part I - The Patent

     Part II - Trademarks

    Exhibit A - Royalty Statement Pro Forma

    Exhibit 2 - Technical Specifications

    Schedule 2

     Form of Deed of Undertaking

                PATENT LICENSE AND ANCILLARY KNOW-HOW AGREEMENT

Dated:                                      October l, l995
                                            ---------------

PARTIES:
- -------

(1) LOJACK INTERNATIONAL CORPORATION ("LIC"), a corporation organized under the
    --------------------------------
    laws of the State of Delaware with its principal place of business is 333 Elm Street, Dedham, Massachusetts 02026, United States of America ("the Licensor", or "LoJack International Corporation"). LoJack International Corporation is a wholly owned subsidiary of the LoJack Corporation ("LoJack")

(2) DETEKTOR TRACKING SYSTEMS, Ltd. ("Licensee"), Hessenring 21, D-6l348 Bad Homburg, Germany, whose registered office is 7 Surrey Street, London WC2R 2NN, United Kingdom.


RECITALS:
- --------

(A) LoJack is the beneficial owner of the Rights as defined below relating to the manufacture, assembly, and commercial operation of a system for the recovery of stolen vehicles. LoJack International Corporation has been licensed such Rights by LoJack for the purpose of entering into this Agreement.

(B) The Licensee wishes to receive and the Licensor is willing to grant a license on the terms and conditions hereinafter set forth to work with the Patent Rights, Trademark Rights, Intellectual Property and to use the Technical Information.

OPERATIVE PROVISIONS:
- --------------------

l.  INTERPRETATION AND DEFINITIONS
    ------------------------------

1.1 In this Agreement headings are inserted for ease of reference only and shall not affect the interpretation of the terms and provisions herein and, unless the context otherwise requires, the following words and expressions shall have the following meanings:

    "Approved Applications"
     ---------------------

    motor vehicles registered (including trucks and buses) and used in the Territory and such other applications in the Territory as the Licensor and Licensee may from time to time agree.

    "Business Day"
     ------------

    any day other than a Saturday and Sunday on which banks in the Federal Republic of Germany are open for business.

    "Default Interest Rate"
     ---------------------

    on any date the rate of interest per year equal to the prime rate of Bank of Boston (or its successor), in effect on that date plus two percent (2%)

    "Designated Equipment"
     --------------------

    the Sector Activation Computer, the communications network to the Radio Broadcast Towers and the Radio Broadcast Towers

    "Dollars or $"
     ------------

    the lawful currency of the United States of America

    "Effective Date"
     --------------

    the date on which the First Condition Precedent is satisfied

    "European Community"
     ------------------

    the member states of the European Community as amended from time to time

    "First Condition Precedent"
     -------------------------

    The signing of agreements with State Police authorities of not less than three (3) of the sixteen (l6) States of the Federal Republic of Germany, to operate the System;

    "Gross Sales Price"
     -----------------

    a sum equal to the gross price (exclusive of Valued Added Tax) invoiced by the Licensee on all its sales of Royalty Products including, where installation is performed by or on behalf of the Licensee, the costs of the installation, service and all related parts and accessories, but without any discounts or allowances from such gross price for prompt payment or similar discounts or allowances and excluding interest paid by customers for deferred or installment payments and excluding from any sales any Royalty Products provided free of charge or at a nominal charge to the police. Gross Sales Price shall also include any additional monthly, annual or other periodic fees charged to customers by Licensee or affiliated entities related to the continued operation of the Vehicle Location Unit as part of the System.

    "Improvements"
     ------------

    all improvements, modifications, or adaptations to any part of the Patent, System Software and the Technical Information which might reasonably be of commercial interest to either party in the design, manufacture, or supply of any component of the System or in the operation of the System and which may be made or acquired by either party during the period beginning on the Effective Date and expiring on the last day of the Term

    "Intellectual Property"
     ---------------------

    all inventions, registered and unregistered designs and design rights, copyright and rights in the nature of copyright, know-how, trade secrets and confidential information and any applications and rights to apply for any of the foregoing in any part of the world with respect to all drawings and other documents, recordings in any form and all other articles bearing or embodying any part of the Technical Information

    "Licensee Software"
     -----------------

    the software which may be developed by the Licensee at its sole cost and expense from adaptation, modification and/or incorporation of the System Software in order to meet the Local Requirements

    "Licensor Manufacturing Specifications"
     -------------------------------------

    the specifications of the minimum quality control requirements considered by the Licensor from time to time to be necessary in its own manufacture of the Products (whether directly or by sub-contract) for the technically satisfactory exploitation of the Products

    "Local Requirements"
     ------------------

    the technical and operational requirements of the System to be designed by the Licensee, at its costs and expense, for the installation and operation of the System in the Territory

    "Vehicle Location Units"
     ----------------------

    VHF (very high frequency) transponders designed to be installed in motor vehicles and used in conjunction with Vehicle Tracking Computers as part of the System. May also be referred to as "LoJack Units"

    "Patent"
     ------

    the patent application short particulars whereof are set out in Part I of
    Schedule I hereto in respect of each component of the System other than the Sector Activation Computer


    "Patent Rights"
     -------------

    (i)  the Patent

    (ii) all patent applications that may hereafter be filed by or on behalf of the Licensor or LoJack for the Territory; and

    (iii) all patents which may be granted pursuant to any of the foregoing applications

    "Performance Conditions"
     ----------------------

    the performance conditions set out in Clause 11

    "Vehicle Tracking Computers"
     --------------------------

    a radio direction finder designed to be used to locate and track activated Vehicle Location Units

    "Products"
     --------

    the Vehicle Location Units ("VLUs"), the Vehicle Tracking Computers, Sector Activation Computer, Radio Broadcast Towers, all subcomponents of the System, the installation test units and the police training units

    "Quarter"
     -------

    the period from the Effective Date to the first Quarter Day and each successive period of three months ending on a Quarter Day

    "Quarter Day"
     -----------

    3lst March, 30th June, 30th September, and 3lst of December in each year

    "Radio Broadcast Towers"
     ----------------------

    radio broadcast towers available to the Licensee for the operation of the System in the Territory and equipped to receive from the Sector Activation Computer a command to transmit a signal to activate, accelerate and deactivate Vehicle Location Units ("VLUs")

    "Registration System"
     -------------------

    a method proprietary to the Licensor and LoJack of assigning digital codes to be transmitted and received by VLUs in such manner that unique activation codes are permanently correlated with the unique vehicle identification number or vehicle registration number assigned to the vehicle in which the VLUs has been installed. The Registration System maintains a data base for the Sector Activation System that is consistently updated

    "Rights"
    -------

    the rights granted to the Licensee by Clause 6 of this Agreement

    "Royalty Period"
     --------------

    the period from the Effective Date to the date of expiry of the Term

    "Royalty Products"
     ----------------

    Products

    "Royalty Statement"
     -----------------

    the royalty statements, substantially in the form attached as Exhibit A, for the royalties payable by the Licensee to the Licensor pursuant to Clause 9.4 of this Agreement

    "Second Condition Precedent"
     --------------------------

    First, the Licensee to have obtained written approval from the Licensor of
    -----
    the Licensee's statement of its envisaged funding requirements (including working capital and reserves) with particular reference to ongoing engineering studies as envisaged by the Licensee's five year business plan in effect as at the Effective Date, such approval by the Licensor not be unreasonably withheld or delayed;

    Second, the Licensee to have obtained legally binding written commitments
    ------
    from one or more investors or underwriters to subscribe for ordinary and/or preference shares in the capital of the Licensee and/or to provide subordinated loan capital to the Licensee and legally binding written commitments from one or more bank lenders in Germany to make working capital facilities available to the Licensee, the aggregate total of all such commitments to be not less than the total funding requirements of the Licensee as set forth in the statement of its funding requirements as referred to above;

    Third, the Licensee to have secured the Letters of Credit referred to in
    -----
    Clause 9.2 and 9.3.2

    Fourth, Licensee shall have paid the First Installment.
    -------

    "Sector Activation System"
     ------------------------

    a computerized system owned by LoJack and licensed to the LICENSOR that controls and commands the System and activates, accelerates and deactivates Vehicle Location Units

    "Sector Activation Computer"
     --------------------------

    the stand-alone computer to be operated by the Licensee at its cost and expense which:-

    (a) contains a file with up-to-date information on vehicles equipped with VLUs including the vehicle identification number or vehicle registration number assigned to the vehicle, and the activation and reply codes for the VLU installed in that vehicle;

    (b) accepts stolen vehicle reports and accepts requests that a VLU be activated accelerated, or deactivated; and

    (c)  runs the Licensee Software

    "System"
     ------

    the Vehicle Location Unit, the Sector Activation System, the Vehicle Tracking Computers and the Registration System

    "System Software"
     ---------------

    the system software and related technical information and documentation owned or used by the LoJack for the purpose of operating the System in the United States at the date hereof

    "Technical Information"
     ---------------------

    all documentation embodying know-how and experience, drawings, designs, circuit diagrams and all other technical information and data in written or machine-readable form relating to the System in the possession or control of the Licensor or LoJack concerning the design, manufacture, use, supply, and marketing of the System but expressly excluding the System Software

    "Terms"
     -----

    the period from the Effective Date to the date of the expiry of the last of the patents the subject of the Patent Rights unless such period is terminated earlier in accordance with this Agreement

    "Territory"
     ---------

    Federal Republic of Germany ("Germany")

    "Trademarks"
     ----------

    the German registered trademarks and applications for registrations, German unregistered trademarks and trade names short particulars of which are set out in Part II of Schedule l

    "User"
     ----

    the adaptation and modification of the System Software to develop the Licensee Software, the incorporation with or without adaptation or modification of the System Software into the Licensee Software, the copying or transmission of the System Software as so adapted, modified or incorporated into the Sector Activation Computer, and the use of the System Software as so adapted, modified, or incorporated on the Designated Equipment

2.  OPTION PERIOD
    -------------

In consideration of the payment to LoJack International Corporation of $400,000 (Four Hundred Thousand dollars) U.S. Dollars as a security deposit ("Deposit"), LoJack International Corporation confirms their agreement with Licensee in relation to the proposed licensing of the Rights set forth in Clause 6 for the
Territory:

2.1    LoJack International Corporation Obligations

2.l.l  LoJack International Corporation grants to Detektor for a period of 9
       (nine) months from the date of this Agreement ("Exclusivity Period") with respect to Territory the exclusive right to carryout all necessary due diligence for the purposes of investigating and determining the feasibility of implementing the System in the Territory ("Project").

2.l.2 LoJack International Corporation agrees that it will not, during the Exclusivity Period, grant to any third party any rights in relation to the granting of Rights in the Territory.

2.l.3 LoJack International Corporation will give to Detektor Tracking Systems Ltd such assistance as LoJack International Corporation shall in its reasonable discretion consider necessary and appropriate to assist Detektor Tracking Systems Ltd. in its feasibility study.

2.l.4 LoJack International Corporation will extend the Exclusivity Period for a further consecutive period of not more than 90 (ninety) days ("First Extension") at no further cost to Detektor Tracking Systems Ltd. upon written request to LoJack International Corporation to enable Detektor Tracking Systems Ltd. to confirm that it has available all necessary government authorizations for the establishment and operation of the System in the Territory and on condition that Detektor Tracking Systems Ltd. have in our reasonable judgment complied with its obligations in Clause 2. Further, LoJack International Corporation will extend the Exclusivity Period for a further consecutive period of not more than 90 (ninety) days ("Second Extension") upon expiration at no further cost to Detektor Tracking Systems Ltd. upon written request to LoJack International Corporation to enable Detektor Tracking Systems Ltd. to confirm that it has available all necessary government authorizations for the establishment and operation of the System in the Territory and on condition that Detektor Tracking Systems Ltd. have in our reasonable judgment complied with its obligations in Clause 2. Further extensions of Exclusivity Period will provide that the Deposit will become non-refundable, and that Detektor Tracking Systems Ltd. will reimburse LoJack International Corporation (as set forth in Clause 2.3.2) for any out-of-pocket expenses incurred by LoJack International Corporation during the Exclusivity Period within l0 days of invoice.

2.l.5 LoJack International Corporation will at the request of Detektor Tracking Systems Ltd. refund the Deposit to Detektor Systems Ltd. within 14 working days after the expiry of the Exclusivity Period and the First and Second Extension net of our costs in paragraph 2.3.2 if Detektor Tracking Systems decides in good faith that the implementation of the System in the Territory would not be feasible, or Detektor Tracking Systems Ltd. has in good faith failed fulfil the Conditions Precedent outlined in Clause 3.

2.2    General

2.2.1 Detektor Tracking Systems Ltd. understands and agrees with LoJack International Corporation until such time as fulfills the Conditions Precedent described in Clause 3 that Detektor Tracking Systems Ltd. is granted no proprietary or other Rights of any nature in the System and shall not hold itself out as an agent or other representative of LoJack International Corporation, LoJack, or of the System. LoJack International Corporation shall have no obligation to disclose to Detektor Tracking Systems Ltd. any confidential information to trade secrets nor to lend, give or otherwise part with possession of any proprietary item or right in connection with the System that is not in our sole opinion freely available at no cost to us in the public domain. Your undertaking in paragraph 2.3.3 will continue notwithstanding termination under paragraph 2.4.

2.2.2 If Detektor Tracking Systems Ltd. breaches the confidentiality undertaking in paragraph 2.3.3 Detektor Tracking Systems Ltd. will on a full indemnity basis indemnify and hold LoJack International Corporation, LoJack, and any of its affiliates harmless from the direct or indirect consequences of such breach and howsoever and whensoever caused.

2.3    Obligations

2.3.1 Detektor Tracking Systems Ltd. will use its best endeavors to ensure the success of the Project.

2.3.2 Detektor Tracking Systems Ltd. grants LoJack International Corporation an express right to set off and deduct from the Deposit any out of pocket costs incurred by LoJack International Corporation in connection with the Project, including but not limited to travel, payroll, subcontractors, etc. The fees related to payroll shall be charged by the Licensor for the services of its full-time employees in providing assistance to Detektor Tracking Systems Ltd. under this Clause 2, shall be at a rate equal to 175% (one hundred seventy five percent) of the salary and benefits of the Licensor's personnel involved pro-rated on a daily basis for the number of days spent by such personnel in rendering such assistance. During the Exclusivity Period, LoJack International Corporation shall provide 50 hours of time of its executive officers at no charge to assist Detektor Tracking Systems Ltd. in planning the System. It is understood the LoJack International Corporation will not expend any time or expenses on behalf of Detektor Tracking Systems Ltd. without express written authorization.

2.3.3 Detektor Tracking Systems Ltd. agrees and undertakes with LoJack International Corporation that this Agreement and its terms and all information disclosed to Detektor Tracking Systems Ltd. by LoJack International Corporation or discovered by Detektor Tracking Systems Ltd. during the Exclusivity Period and any extension ("Information") will be kept secret and in strict confidence and that Detektor Tracking Systems Ltd. will not, (except where such disclosure is required by applicable law or regulation) and without the prior written consent of LoJack International

       Corporation, disclose, use, or permit the use or disclosure of the Information in whole or in part to any person other than the designated advisers to Detektor Tracking Systems Ltd. or to any third parties, such as the authorities in the Territory who require disclosure of the Information solely for the purposes of the Project. Detektor Tracking Systems Ltd. will require any authorized third parties including employees and contractors of Detektor Tracking Systems Ltd. to observe this confidentiality as a condition of disclosure.

2.3.4 Throughout the Exclusivity Period and any extension, Detektor Tracking Systems Ltd. will keep LoJack International Corporation informed on a regular basis and whenever requested with detailed reports of the progress Detektor Tracking Systems Ltd. is making and the professional advice Detektor Tracking Systems Ltd. is receiving on any feasibility study, particularly concerning the financial, technical, regulatory and legal aspects of the Project.

2.3.5 As consideration for the return to of the Deposit under Clause 2.l.5 (net of costs described in Clause 2.3.2), Detektor Tracking Systems Ltd. will at the request of LoJack International Corporation and forthwith make available to LoJack International Corporation the results of the due diligence on the Project performed during the Exclusivity Period and will return to LoJack International Corporation forthwith anything lent or given during the Project.

2.4    Termination

2.4.1 LoJack International Corporation shall have the right to terminate the rights under this Clause 2 forthwith by written notice in the event that, Detektor Tracking Systems Ltd. is in material breach of any of its duties to LoJack International Corporation, cease to trade, becomes insolvent, unable to pay its debts or liquidated or are in receivership. If Yoram Tamari is for any reason no longer affiliated with Detektor Tracking Systems Ltd. for a period of ninety (90) days, Detektor shall appoint a substitute, which shall not be unreasonably rejected by LoJack International Corporation. If LoJack International Corporation has reasonable cause to reject the appointed substitute, or Detektor brings LoJack International Corporation, LoJack or the System into disrepute or damage the name or goodwill of LoJack International Corporation or LoJack whereupon LoJack International Corporation shall be entitled to forfeit the Deposit in and towards the liability in an amount not to exceed such liability to LoJack International Corporation as a result of such termination and without prejudice to LoJack International Corporation's rights at that time.

3.    CONDITIONS PRECEDENT
      --------------------

3.1   It is a condition precedent to the grant of the Rights by the Licensor to
                                         -----
      the Licensee that the First Condition Precedent shall be fulfilled on or before the expiration of the Option Period (or any extension thereto).

3.2   It is a condition precedent to the exercise of the Rights by the Licensee
                                         --------
      first that the Second Condition Precedent shall be fulfilled within ninety
      (90) days of the fulfillment of the First Condition Precedent and the second that the First Installment (as defined in Clause 9.2 below) shall be paid, for which purpose time is of the essence.

3.3 This Agreement shall terminate immediately and without any formality and any rights granted shall fall away and entirely revert to the Licensor and the parties shall have no further rights and obligations the one to the other if:-

3.3.l the First Condition Precedent has not been fulfilled on or before the date specified in Clause 3.l; or

3.3.2 the Second Condition Precedent has not been fulfilled within ninety (90) days of the fulfillment of the First Condition Precedent.

4.    IMPROVEMENTS
      ------------

4.1 Each party shall forthwith disclose to the other in confidence and in such detail as the other may reasonably require all Improvements that it may independently of the other develop or acquire ownership of during the Term

4.2 The Licensor shall have a non-exclusive, irrevocable and royalty-free license without limit of time and regardless of termination of this Agreement to use worldwide, except in the Territory during the Term, all Improvements (and to sub-license the same) that the Licensee is required to disclose to the Licensor under Clause 4.l.

4.3 The Licensee shall have a non-exclusive irrevocable and royalty free license to use only in the Territory during the Term all Improvements that the Licensor is required to disclose to the Licensee under Clause 4.l.

4.4 A party to whom an Improvement is disclosed under Clause 4.l shall bear all costs incurred in (i) ensuring that the use of such Improvement complies with all regulatory requirements in the jurisdiction(s), and (ii) adapting such Improvements to Local Requirements where such Improvement is to be used by such party.

4.5 Improvements arising from work agreed to be carried out by the parties jointly shall belong to the parties equally unless they shall otherwise agree and shall be financed equally unless they shall otherwise agree. Each party shall have the irrevocable right to use such joint Improvements independently of the other, and to the extent necessary for such use each party shall be deemed to have a non-exclusive, irrevocable and royalty-free license from the other without limit of time with respect to the user of such joint Improvements, including the right to grant sub-licenses thereunder, provided that nothing in this Clause 4.5 shall be deemed to grant a license to the Licensor to use or sub-license use of such joint Improvements in the Territory during the Term nor shall be deemed to grant a license to the Licensee to use or sub-license use of such joint Improvements otherwise than in the Territory during the Term. Each party hereby undertakes that on request it will confirm to any prospective sub-licensee of the other the right of that other to grant a sub-license pursuant to this Clause 4.5.

5.    TECHNICAL INFORMATION AND LOJACK MANUFACTURING SPECIFICATIONS
      -------------------------------------------------------------

      After the satisfaction of the First and Second Conditions Precedent and throughout the Term the Licensor will supply to the Licensee all Technical Information in the possession or control of the Licensor and with the Licensor Manufacturing Specifications from time to time and that are reasonably necessary or desirable to enable the Licensee to install, use, service and operate the System in the Territory and to manufacture and sell the Products on a commercial scale.

6.    GRANT OF RIGHTS
      ---------------

6.1 The Licensor for the purposes only of the Approved Applications grants to the Licensee for the Term, subject to Clause 3 (Conditions Precedent) and Clause 11 (Performance Conditions):-

6.1.1 an exclusive license to install, use, service and operate the System in the Territory;

6.1.2 an exclusive license to use in the Territory the Technical Information and Intellectual Property of the Licensor;

6.1.3 under the Patent Rights, Technical Information and the Intellectual Property of the Licensor, a non-exclusive license to manufacture or procure the manufacture of Products in the Territory or elsewhere to the extent required for the Licensee's own sales or use of the Products in the Territory, any such manufacture to be subject to the provisions of Clause 7 below;

6.1.4 an exclusive license to install, use, service, sell and otherwise deal in the Territory in the Products manufactured under the license of Clause
       6.1.3 above; and

6.1.5 an exclusive license to use the Trademarks in the Territory in connection with the use by the Licensee of any of the other rights granted by the foregoing provisions of this Clause 6, including all advertising, marketing, and promotion in connection therewith in accordance with Clause l7 below ; and

6.1.6  an exclusive license for User in the Territory of the System Software.

7.     MANUFACTURE
       -----------

7.1 The license with respect to the manufacture of the Products granted by Clause 6.l.3 above shall extend to manufacture of VLUs and to manufacture of Vehicle Tracking Computers and to manufacture of any of the Products by any other manufacturer chosen by the Licensee after consultation with the Licensor but for this purpose the Licensor shall be entitled to review the manufacturing specifications proposed to be used by any such other manufacturer (the "proposed specifications") and shall advise the Licensee whether or not the Licensor approves such proposed specifications as being in strict conformance to the then current LoJack Manufacturing Specifications, such approval by the Licensor not to be unreasonably withheld or delayed.

7.2 If the Licensor advises that the proposed specifications are not in strict conformance to the then current LoJack Manufacturing Specifications, the Licensee agrees to use all its efforts to bring the proposed specifications up to the standard of the then current LoJack Manufacturing Specifications. The Licensor will grant its consent to manufacture by such other manufacturer where, pursuant to Clause 7.1 above and of this Clause 7.2, the proposed specifications are or are brought up to being in strict conformance to the then current LoJack Manufacturing Specifications.

7.3 With respect to all manufacture of the Products under the license granted to Clause 6.1.3 above, the Licensor shall be entitled to take, examine, and test random samples from the production line of the manufacturer and from the Licensee's inventories of such Products and if such random sampling indicates a failure rate of 5% or more in any of the Products from either a particular batch or in aggregate from random sampling in any period of two (2) months, the Licensor and Licensee shall meet with the manufacturer and, at the Licensor's sole discretion may give the manufacturer an opportunity to correct the defects in manufacture within 30 day period. At the Licensor's sole discretion the Licensee shall change manufacturer from that manufacturer to another manufacturer as soon as practicable, and the provisions of Clauses 7.l and 7.2 above and this Clause 7.3 shall apply with respect to manufacture by any such other manufacturer.

8.   USE OF THE SYSTEM SOFTWARE AND TECHNICAL ASSISTANCE
     ---------------------------------------------------

8.1 The Licensee shall not make nor permit to be made any use of the System Software other than the User thereof in accordance with this Agreement and shall not assign, sublicense, transfer, lease, rent, charge or otherwise encumber or deal or permit any dealing with the System, its components, Intellectual Property, Licensee Software, Licensor Manufacuturing Specifications, System Software or any part thereof.

8.2 The Licensor undertakes that it shall to the extent of its reasonable capabilities and at the reasonable request of the Licensee from time to time and insofar as such services are necessary for the technically satisfactory exploitation of the System, render such technical assistance to the Licensee as the Licensee may reasonably require in connection with the installation, use, servicing, and commercial operation of the System in the Territory, such technical assistance to include technical, marketing, sales, operational, and administrative assistance with the development and use of the Licensee Software. The Licensor may at its discretion render such technical assistance either directly or through subcontracting with third parties reasonably acceptable to the Licensee. Nothing in this Clause
     8.2 shall require the Licensor to render any such technical assistance with respect to the System Software if the System Software has been adapted or modified otherwise than by or on behalf of the Licensor.

8.3 The Licensor and Licensee acknowledge and agree that the System Software may need to be adapted and modified solely for Local Requirements and that the Licensor and the Licensee will work together to identify which modules of the System Software are viable for incorporation with or without modification and adaptation for the purposes of developing the Licensee Software at the sole cost and expense of the Licensee.

8.4 The Licensee shall, in the first instance, request maintenance and technical support from the Licensor with respect to the System Software as incorporated in, merged, or combined with the Licensee Software.

8.5 The Licensee shall pay the Licensor's fees, costs, and expenses for all technical assistance rendered by the Licensor to the Licensee pursuant to this Clause 8.

8.6 The fees charged by the Licensor for the services of its full-time employees in providing technical assistance to the Licensee under this Clause 8, shall be at a rate equal to 175% (one hundred seventy five percent) of the salary and benefits of the Licensor's personnel involved pro-rated on a daily basis for the number of days spent by such personnel in rendering such assistance.

8.7 All fees and expenses required to be paid by the Licensee pursuant to this Clause 8, including all out-of-pocket expenses reasonably incurred by the Licensor in rendering technical assistance to the Licensee and including, without limitation, travel expenses and fees of third party contractors or consultants retained by the Licensor, shall be payable by the Licensee in full not later than 10 business days after the presentation by the Licensor to the Licensee from time to time of a statement of such fees, costs and expenses accompanied by evidence of such individual expense items as the Licensee may reasonably require (and of which it has first advised the Licensor).

9.   PAYMENTS
     --------

9.1 In consideration of the right to exercise the Rights and as a continuing condition of such exercise the Licensee shall pay to the Licensor in the amounts and in the manner set out in this Clause 9 as follows:-

9.2 The Licensee shall pay to the Licensor a royalty in the sum of $1,250,000 (United States Dollars ("USDs")) (One Million Two Hundred Fifty Thousand Dollars) which accrues due and is earned entirely on the Effective Date. Such Royalty shall be "grossed up" to reflect any withholding taxes required to be paid to the Government in the Territory. The Royalty is payable as follows: a first installment of $400,000 USD (Four Hundred Thousand dollars) to be paid on the Effective Date (the "First Installment) and the second and third installments of $300,000 USD each (Three Hundred Thousand dollars) to be paid, respectively, 90 days and l80 days after the Effective Date. The remaining $250,000 USD (Two Hundred Fifty Thousand Dollars) shall be paid at a rate of $l USD (One Dollar) for each VLU purchased from Licensor or manufactured by Licensee, until the full amount has been paid. The First Installment shall be adjusted to (i) subtract the Deposit paid pursuant to Clause 2, and (ii) add any out-of-pocket expenses incurred by LoJack International Corporation pursuant to Clause 2.3.2. The Licensee shall cause to be issued in favor of the Licensor an irrevocable letter of credit valid for l80 (one hundred eighty) days, either (i) issued by a bank satisfactory to the Licensor having an office in Boston and which is a member of the United States Federal Reserve System, or (ii) if such bank is not a member of the United States Federal Reserve System, the letter of credit must be confirmed (at the sole cost of the Licensee) by a bank which is a member of the United States Federal Reserve System. The letter of credit shall be in an amount equal to the unpaid portion of the Royalty set forth in this Clause 9.2. Such letter of credit shall provide for payment to the Licensor upon dates set forth in Clause 9.2. Such letter of credit shall be in such form and content acceptable by the Licensor and its bank.

       No part of the royalty payable under this Clause 9.2 shall be refundable and any outstanding balance thereof shall be immediately due and payable by the Licensee upon any transaction of this Agreement by the Licensee after the Effective Date or any termination by the Licensor after the Effective Date pursuant to Clause 20.1.3.

9.3    Payment for Products

9.3.1 Products purchased from the Licensor by the Licensee shall be delivered ex-factory at the point of manufacture and date to be advised by the Licensor. Risk and title in the Products shall pass to the Licensee at that time. The Licensee shall be entitled only to such benefits as the Licensor may receive under any warranty or guarantee given to the Licensor in respect of all Products purchased under this Agreement and the Licensor without prejudice to the provisions of Clause l4.l0, makes no other representation or warranty in respect of the Licensee's purchases under this Agreement.

       The Licensee and Licensor have agreed that an initial Purchase Order will be placed not later than the Effective Date by the Licensee for a minimum purchase as follows:

       (1)      Sector Activation Computer
       (5)      Sector Activation Transmitters
       (500)    Vehicle Tracking Computers
       (6,000)  Vehicle Location Units

       The shipping schedule of the Sector Activation Computer, Sector Activation Transmitters and Vehicle Tracking Computers shall provide for delivery of all hardware within six (6) months of the exercise of the rights described in this Agreement. The shipping schedule for the Vehicle Location Units shall provide delivery for all units within eight (8) months of the exercise of the rights described in this Agreement. VLU delivery quantities may be increased or decreased by twenty-five (25%) percent with ninety (90) days written notice to Licensor, prior to scheduled shipments.

       Subsequent orders for Products shall be authorized in writing by the Licensee and shall specify requested release dates, but in no instance should such orders specify release dates sooner than 90 days of receipt of order by Licensor. Licensor will use its best efforts to comply with requested release dates.

       The Licensor shall make reasonable efforts to fill each order of the Licensee that is accepted by the Licensor, but shall not be liable in any respect for failure or delay in shipping any accepted orders that is due wholly or in part to any shortage of material, labor, transportation, or utility service, or to any labor or production difficulty of the Licensor, any source supplying to the Licensor, or their suppliers, or to any cause beyond the Licensor's control or without the Licensor's fault or negligence. The Licensor shall not be liable for shipping over routes or by means of transportation not specified by the Licensee. If Licensee does not specify shipping routes, Licensor shall select routes and shall have no liability to Licensee by reason of such selection.

9.3.2 All Products are priced in USD's and payment, therefore, shall be made in USD's. Upon a placement of a purchase order for Products, the Licensee shall cause to be issued in favor of the Licensor an irrevocable letter of credit valid for one year, either (i) issued by a bank satisfactory to the Licensor having an office in Boston and which is a member of the United States Federal Reserve System, in an amount equal to the full amount of the order or (ii) if such bank is not a member of the United States Federal Reserve System, the letter of credit must be confirmed at (the sole cost of the Licensee) by a bank which is a member of the United States Federal Reserve System. The letter of credit shall be in the an amount equal to the full amount of order. Such letter of credit shall provide for payment to the Licensor upon receipt of an Airway Bill of Lading and a copy of the Licensor's invoice by the Licensee. Such letter of credit shall provide for payment for partial shipments and shall be in such form and content acceptable by the Licensor and its bank. As an alternative to a Letter of Credit, the Licensee may, upon placement of a purchase order, make a cash deposit by wire transfer equal to 65% (sixty-five percent) of the amount of such purchase order, with the remaining 35% (thirty-five percent) to be paid prior to shipment by wire transfer.

9.3.3 For each Quarter commencing not later than 9 months from the Effective Date, Licensee shall purchase from the Licensor a minimum VLUs as follows:

         Minimum Order          Relevant Quarter
         -------------          ----------------

       6,000               Initial Order
       12,000 per annum    Quarters l through 4
       16,000 per annum    Quarters 5 through 8
       30,500 per annum    Quarters 9 through l2
       40,000 per annum    Quarters l3 through end
                                       of term

       This Clause 9.3.3 does not apply for any Quarter where the Licensee manufactures VLUs for its own use within the Territory. However, if at any time the Licensee purchases VLUs from Licensor, the minimum purchase for which the Licensee would be liable will be that which would be applicable if Licensor manufactured VLUs for since the Effective Date.

9.4    Royalties

9.4.1 Subject to Clause 9.5 below, the Licensee shall in respect of each Quarter during the rest of the Royalty Period pay to the Licensor a Royalty on any Product it manufactures of a sum equal to that percentage shown in the first column of the Gross Sales Price actually invoiced by the Licensee during each such Quarter in respect to each sale of the aggregate numbers of Royalty Products manufactured by the Licensee shown in the second column below:

       Column l                 Column 2
       --------                 --------

       5 percent                1 to 50,000 per annum;
       4 percent                50,001 to 75,000 per annum;
       3 percent                75,00l and over per annum

9.4.2 If the Royalty payable by the Licensee with respect to any Quarter pursuant to Clause 9.4.l above (the "Actual Royalty") is less than the non-returnable minimum royalty for the same Quarter as determined by this Clause 9.4.2 (the "Minimum Royalty"), the Licensee shall in lieu of the Actual Royalty pay to the Licensor the Minimum Royalty for that Quarter. The Minimum Royalty for each Quarter in which the Licensee sells Royalty Products which it has manufactured shall be determined as set forth below:-

Minimum Royalty                   Relevant Quarters
- ---------------                   -----------------

$ 50,000 per Quarter              Quarters l through 4
$ 75,000 per Quarter              Quarters 5 through 8
$l25,000 per Quarter              Quarters 9 through l2
$l50,000 per Quarter              Quarters l3 through l6

Thereafter, the Minimum Royalty in respect of each successive Quarter in which the Licensee sells Royalty Products which it has manufactured shall be $150,000 increased by a sum equal to the percentage increase in the cost of living index in the United States with respect to the previous period of four consecutive Quarters applied at a rate of one-fourth of such sum per Quarter.

The Minimum Royalty shall only apply in those Quarters where the Licensee sells Royalty Products which it has manufactured pursuant to the rights granted under Clause 6.l.3.


9.4.3 All Royalties payable by the Licensee with respect to each Quarter pursuant to Clause 9.4 shall be paid within fourteen (14) days after the end of such Quarter. In calculating such royalties, all amounts of Gross Sales Price in German currency shall be converted into U.S. Dollars at the rate of exchange reported by the Wall Street Journal on the last business day of each month during such Quarter.

9.5    Time is of the essence for all payments under this Clause 9.

9.6 All Royalties and other amounts payable by the Licensee to the Licensor under this Agreement are exclusive of any Value Added Tax (which shall be payable in addition upon the rendering by the Licensor to the Licensee of any appropriate Value Added Tax invoice) and shall be paid in U.S. Dollars to a bank account designated by the Licensor, same date value.

9.7 All Royalties and other amounts payable by the Licensee to the Licensor under this Agreement which are not paid when due shall bear and be payable with interest at the Default Interest Rate, determined as at such due date, and calculated from such due date to the date of actual payment by the Licensee (whether after judgment or before).

9.8 All Royalties and other amounts payable by the Licensee to the Licensor under this Agreement shall be paid in full without any deduction or withholding whatsoever provided that in the event the Licensee is required by the laws of United States or the regulations of any competent authority thereof to deduct or withhold any taxes, charges or duties from any royalties or other amounts payable to the Licensor under this Agreement, the Licensee shall deduct or withhold such taxes, charges, or duties and pay over to the relevant authority the full amount thereof within the time allowed under applicable law or regulation, and shall deliver to the Licensor a certificate of deduction or withholding in such form as the Licensor may reasonably require or a receipt issued by the relevant authority to evidence such payment. The Licensee shall, at the cost and expense of the Licensor, cooperate with the Licensor in such manner as may be reasonably requested by the Licensor to obtain a credit or deduction in the United States for any such taxes, charges, or duties so deducted or withheld and paid.

9.9 The parties agree to cooperate in all such respects as may be reasonably necessary or desirable in order to obtain such relief from double taxation as may be available under the double taxation treaty between Germany and the United States.

10.    ROYALTY STATEMENTS AND FINANCIAL INFORMATION
       --------------------------------------------

10.1 In respect of the royalties payable by the Licensee pursuant to Clause 9 above, the Licensee shall prepare and submit to the Licensor not later than fourteen (14) days after the end of each Quarter (time of the essence) the Royalty Statement for that Quarter.

10.2 All Royalty Statements shall be certified annually at the Licensee's cost by an independent firm of chartered or certified public accountants approved by the Licensor, such approval not to be unreasonably withheld or delayed.

10.3 The Licensee shall prepare and submit to the Licensor not later than thirty (30) days after the end of each Quarter the quarterly management accounts of the Licensee.

10.4 The Licensor shall be entitled, on giving not less than five (5) business days prior written notice, to enter and/or to have its own certified or chartered accountants enter upon the premises of the Licensee during normal business hours to examine, take copies of and inspect the books of account of the Licensee and, where necessary, to run any accounting computer and to copy the results of such run. Without prejudice to the provisions of Clause 20.l.2(d) below the Licensee shall pay the Licensor's reasonable out-of-pocket expenses of such inspection and copying if, as a result of any such inspections, it is determined by such accountants or the Licensor's Chief Financial Officer and certified by them or by him as appropriate to the Licensee that the royalties due to the Licensor in respect of any Quarter have been underpaid by 5 percent or more.

10.5 The Licensor agrees to maintain the confidentiality of and not to make any unauthorized use of any financial information received with respect to the Licensee's operations pursuant to this Clause 10.

11.    PERFORMANCE CONDITIONS
       ----------------------

11.1 During the Term, the Licensee shall, as conditions subsequent to the continued grant of the Rights and the continued exercise of the Rights by the Licensee:-

11.1.1 pay to the Licensor on the due dates thereof all installments of the royalty payable by the Licensee pursuant to Clause 9.2 above;

11.1.2 pay to the Licensor on the due dates thereof all royalties shown to be payable in the Royalty Statements';

11.1.3 pay to the Licensor on the due dates thereof for all purchases pursuant to Clause 9.3 above;

11.1.4 comply with the minimum purchase requirements pursuant to Clause 9.3.3 above;

11.1.5 permit the Licensor and/or the chartered or certified accountants of the Licensor to examine, take copies of and inspect the books of account of the Licensee and to run any accounting computer and to copy the results of such run, in accordance with Clause 10.4 above;

11.l.6 comply with the manufacturing requirements pursuant to Clause 7 above.

11.1.7 comply with all material respects with the guidelines approved by the Licensor governing the installations, use, servicing, and operation of the System in the Territory, as such guidelines may be amended, modified, supplemented and in effect from time to time;

11.1.8 comply with all material respects with the requirements of the regulatory agencies from time to time with regard to the use by the Licensee of the frequency channel assigned or allocated for use with stolen vehicle systems generally as well with the requirements of any regulatory agency with jurisdiction over the operation of the System in the Territory; and

11.1.9 use all reasonable efforts to promote and fulfill a demand in the Territory for Vehicle Location Units and use all reasonable efforts to distribute and sell Vehicle Location Units in the Territory.

12.     PERFORMANCE UNDERTAKINGS
        ------------------------

12.1 The Licensee undertakes to the Licensor that during the Term the Licensee shall:

12.1.1 bear the sole responsibility for and the cost of establishing and maintaining the System in the Territory, implement the Local Requirements at its sole cost and expense and advise the Licensor in writing of those modules of the System Software which are incorporated in whole or in part into the Licensee Software;

12.1.2 take all steps necessary, including but not limited to compliance with the provisions of Clause 7 above, to ensure that all Products manufactured or procured to be manufactured by the Licensee will meet the LoJack Manufacturing Specifications;

12.1.3 take all steps necessary to ensure that all Vehicle Location Units sold by the Licensee are installed in a careful and workmanlike manner;

12.1.4 provide or procure the provision in the Territory of sufficient trained and qualified personnel and facilities for the proper servicing of any components of the System manufactured by or on behalf of and/or supplied by the Licensee'

12.1.5 not hold itself out as agent of the Licensor for any purpose and not make or give any representation or warranty on behalf of the Licensor;

12.1.6 attach or affix to all Products manufactured by Licensee or procured to be manufactured by the Licensee a label quoting the relevant patent or patent application numbers of such Products and stating that such Products are manufactured under license from the Licensor;

12.1.7 permit or procure permission for the authorized representatives of the Licensor, upon at least five (5) business days prior written notice, to have during normal business hours such access to the premises of the Licensee and to the premises of such other persons as may be reasonably required by the Licensor for the purpose of verifying the Licensee's compliance with the provisions of this Clause 12;

12.1.8 inform the Licensor if for any reason the Licensee is not able to meet reasonable market demand for Vehicle Location Units in the Territory, and provide the Licensor with sufficient information and cooperation to enable the Licensor in its discretion to meet such demand;

12.1.9 take all steps necessary to ensure that, once the Licensee Software has been developed, the System as operated by the Licensee in the Territory shall have the ability to activate, locate, track and recover stolen vehicles equipped with VLUs;

12.1.l0 ensure that all sales of Royalty Products by the Licensee to any person, firm, or company shall be made at an arm's length commercial price (and Gross Sales Price shall be construed accordingly).

13.     INFRINGEMENT
        ------------

13.1 In the event of any claim by a third party that the exercise of the Rights by or on behalf of the Licensee infringes the rights of that third party, the Licensor will defend against such claim and indemnify and hold harmless the Licensee against all damages, liabilities, costs and expenses that may be suffered or incurred by the Licensee in connection with such claim and any legal proceedings in respect thereof ("Defensive Litigation") provided that the Licensee:-
                                 --------------------------

l3.l.l gives written notice to the Licensor of any such claim forthwith upon becoming aware of it;

l3.l.2 gives the Licensor the sole conduct of the Defensive Litigation and does not at any time admit liability or otherwise attempt to settle or compromise the said claim or any legal action or proceeding in respect thereof except upon the express written instructions of the Licensor; and

l3.l.3 acts in accordance with the reasonable instructions of the Licensor as notified to the Licensee and gives the Licensor such assistance as it shall reasonably require and instruct the Licensee in writing to provide in connection with the conduct of the Defensive Litigation including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court process and the provision of all relevant documents, and the right to use the Licensee's name in or to join the Licensee as a party to the proceedings.

l3.2 in the event of any infringement or claimed infringement of the Rights by a third party, the Licensor shall promptly notify the Licensee what action, if any, the Licensor in its sole discretion elects to take in respect of such matter. The Licensor shall have sole conduct of any action it elects to take in such matter ("Offensive Litigation") and either:

l3.2.l the Licensor shall pay all costs in connection with such Offensive Litigation and shall be entitled to all damages and other sums which may be paid or awarded as a result thereof, or
l3.2.2 if within ten (10) business days after its receipt of such notice the Licensee agrees to share equally the costs of such Offensive Litigation, the costs of an such Offensive Litigation shall be borne and all damages and other sums which may be paid or awarded as a result thereof shall be shared equally by the Licensor and the Licensee.

l3.3 In the event that the Licensor fails to accept the conduct of any Offensive Litigation within a reasonable period after notice from the Licensee requesting the Licensor to do so, the Licensee shall be entitled at its cost and expense to take all such actions as it deems necessary or desirable in connection with such infringement or claimed infringement and the Licensee shall be entitled to all damages and other sums which may be recovered by or awarded to it as a result thereof.

l3.4 The Licensor shall reimburse the Licensee its reasonable costs and expenses incurred in complying with the provisions of Clause l3.l.3 above (assistance for Defensive Litigation).

l3.5 The Licensor shall have no liability to the Licensee in respect to any Defensive Litigation or Offensive Litigation if the same results from any breach of the Licensee's obligations under this Agreement.

l3.6 In the event of Defensive Litigation concerning the System Software, the Licensor shall be entitled at its own expense and option either to:

l3.6.l procure the rights for the Licensee to continue using the System Software, or the Licensor shall make such alterations, modifications, or adjustments to the System Software as may be necessary to make it non-infringing without incurring any material diminution in the performance or function of either the System Software or the Licensee Software; or

l3.6.2 replace the Software System with non-infringing substitutes provided that such substitutes do not entail a material diminution in the performance or function of the System Software or the Licensee Software.

13.6.3 in the event that LICENSOR, despite the use of best efforts, cannot reasonably accomplish either the results described in Clauses l3.6.l or l3.6.2, above, at reasonable expense, than LICENSOR shall refund a proportionate part of the LICENSEE fee provided in Clause 9.2 proportionate to the degree of which LICENSEE is prohibited from exercising the Licensed Rights.

l3.7 In the event of any alterations, modifications, or adjustments to the System Software or its replacement with non-infringement substitutes pursuant to Clause l3.6.2 above, the Licensor shall reimburse the Licensee the reasonable costs and expenses incurred by the Licensee in making such adaptations to the Licensee Software and the Designated Equipment as may be necessary as a result thereof.

l4.  WARRANTIES, LIMITATION OF LIABILITY AND PATENT PROTECTION
     ---------------------------------------------------------

14.1 The Licensor and LoJack warrant that LoJack's title to and property in the Patent, and Patent Rights, and Trademarks and the Intellectual Property of the Licensor are free and unencumbered (other than to the extent pledged as security interest under LoJack's financing arrangements) and that it is the legal and beneficial owner thereof, that it has the right power and authority to license the Rights to the Licensee upon and subject to the terms and conditions of this Agreement, and that the Patent, and Patent Rights, the Trademarks, the Intellectual Property of the Licensor and the license of the Rights to the Licensee hereunder do not conflict with or infringe the rights of any third party.

l4.2 The Licensor warrants that it will perform any technical assistance and other services undertaken to be provided by it pursuant to this Agreement with reasonable care and skill.

l4.3 The Licensee will give notice to the Licensor as soon as the Licensee becomes aware of any breach of the Licensor's warranties hereunder.

l4.4 If at any time during the Term of this Agreement, the Licensee opposes or disputes in any legal or administrative action or proceeding instituted by the Licensee, or voluntarily joins in any legal or administrative action or proceeding instituted by any third party to oppose or dispute the grant of letters, patent or any patent application within the Patent Rights or the validity of any patent within the Patent Rights, the Licensor shall be entitled at any time thereafter to terminate all or any of the Rights granted to the Licensee under this Agreement forthwith by notice to the Licensee.

l4.5 Where either party has developed or acquired an Improvement to which Clause
     4 above applied, it shall either prepare and file an application for patent or other relevant protection with respect to such Improvements as soon as practicable or promptly notify the other party of its decision not to seek such protection and disclose in writing with such notice all information relating to such Improvement. The party receiving such disclosure may seek such protection if it decides to do so and will notify the other party of its receipt of such disclosure.
     If the party receiving such disclosure decides to seek such protection, it will prepare and file an application for such protection as soon as practicable after the end of such period of fifteen (15) business days. Until such time as an application for such protection is filed by either party or the parties have each notified a decision pursuant to this clause l4.5 not to seek such protection, neither party shall publish such Improvement or take any other action which might prejudice the validity of any patent or other relevant protection that might be granted with respect to such Improvement. For Improvements which are jointly developed or acquired, unless both parties agree otherwise, patent protection will be sought. Any dissenting party shall give all such assistance at the dissenter's cost as the other party may require to obtain such patent protection.

l4.6 Either party may at any time with respect to any Improvement elect not to pursue further an application for patent or other relevant protection either jointly or on its own behalf or to maintain any such protection as it may have obtained and the party so electing shall promptly notify the other party and shall if so requested assign all rights it may have therein to that other party, provided that nothing in Clause l4.5 above or this
                          --------
     Clause l4.6 shall prejudice the rights of the parties with respect to the grant of the licenses provided for by Clause 4.

14.7 Subject to Clause l4.5 and Clause l4.6 above, each party shall be free to apply for patent protection for any invention not made in whole or in part by an employee of the other party provided that the specification and
                                       --------
     supporting information for such invention and the application for patent protection in respect thereof does not disclose any technical information, intellectual property or any confidential information of the other party.

l4.8 Subject to the provisions of Clause l4.6 above the Licensor and the Licensee shall share equally the costs of filing and prosecuting any future patent applications agreed by them to be made jointly and the costs of obtaining the grant and of maintaining such grant of patent in all countries.

14.9 The Licensor warrants to Licensee that the Products when purchased from the Licensor, under normal use and service, will be free from defect in materials and workmanship. This warranty shall be in effect for a period of six (6) months from the date of receipt of the Products at the Port of Entry of said VLUs and Vehicle Tracking Computers to the Licensee (the "Warranty Period"). The Licensor's liability for honoring the warranty claims is subject to Licensee making claims for defective Products within the applicable Warranty Period, and any claims not made within the Warranty Period shall be conclusively deemed waived and released.

     During the Warranty Period for respective Products, the Licensor shall, at its option, replace or repair, at any authorized facility designated by the Licensor, any Products which the Licensor determines to be defective.

     The foregoing warranty does not apply to any Products which have been damaged as a result of force majeure, accident, shipping and handling, improper power supply, misuse, abuse, improper storage, improper maintenance, improper installation, improper operation, unauthorized modification, or which has been installed, serviced, modified, or repaired by anyone other than a person designated in writing by the Licensor as an authorized Licensor service representative.

l4.10 EXCEPT AS EXPRESSLY SET FORTH IN THIS CLAUSE 14 OR ELSEWHERE IN THIS AGREEMENT ALL REPRESENTATIONS, WARRANTIES OR CONDITIONS WHETHER EXPRESSED OR WHETHER IMPLIED BY STATUTE OR COMMON LAW OR BY ANY PARTY ARE EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW. UNDER NO CIRCUMSTANCES WILL THE LICENSOR BE LIABLE TO THE LICENSEE OR TO ANY OTHER PERSON FOR ANY CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFIT, REVENUE, GOODWILL, OR ANY OTHER ECONOMIC LOSS INCLUDING PHYSICAL DAMAGE WHICH IT MAY SUFFER.

15.    PROMOTION AND ADVERTISING
       -------------------------

15.1 Subject to Clause l5.2 below, the Licensee shall be entitled to use the Trademarks in connection with the installation, use, servicing and operation of the System in the Territory and in connection with all sales, sales promotions, marketing and advertising activities associated therewith and/or associated with sales of Products in the Territory. The Licensee undertakes that all sales promotions, marketing, and advertising materials shall bear the legend "Under license from the LoJack International Corporation".

l5.2 All sales promotion, marketing, and advertising materials which use the Trademarks (or mock-ups or such materials) and which the Licensee intends to use for its initial launch of the System in the Territory shall be submitted to the Licensor (translated into English) no later than thirty
       (30) business days before the proposed date of such launch. The use of such materials for such initial launch shall be subject to the prior written approval of the Licensor, provided that if any such materials are
                                         --------
       not approved in writing by the Licensor within fifteen (15) business days after such submission the Licensor shall be deemed to have approved the materials.

16.    INSURANCE
       ---------

       the Licensee shall keep and maintain insurances with an insurer of repute in such amounts against such risks as are customarily maintained by companies operating business similar to the business of the Licensee.

l7.    TRADEMARKS
       ----------

17.1 The Licensee recognizes and acknowledges that LoJack is the sole and exclusive owner of the Trademarks and agrees that it will not register any of such marks in its own name or that of any other firm, person, company or corporation.

l7.2 The Licensee shall be permitted to identify itself as the manufacturer of any part of any component of the System which it does so manufacture or procure to be manufactured under the Rights.

l7.3 The Licensor will use all reasonable efforts to prevent the Trademarks from being used in the Territory by any person other than the Licensee. The Licensee agrees to enter into any agreements reasonably required by the Licensor for the protection of the Trademarks in the Territory including, but not limited to, any simultaneous registered user agreements, all costs and expenses thereof to be shared equally by the Licensor and the Licensee.

l7.4 Upon the termination of this Agreement for any reason the Licensee shall cease and forever abstain from using the Trademarks and shall deliver to the Licensor within fourteen (14) days after the date of such termination all documents, instructions, display items, and the like bearing any of the Trademarks, to the extent that such items were originally purchased from the Licensor, are in original packaging and are usable by the Licensor. All such items shall be returned subject to payment by the Licensor within fourteen (14) days after the date of such termination of
       (a) the costs of returning the items and (b) their net book value taking into account depreciation for the period of use in respect of each item, less a l5% restocking charge.

l8.    COMPETING PRODUCTS
       ------------------

18.1 LoJack and the Licensor hereby expressly reserve to themselves all member states of the European Community other than the Territory ("the Reserved Territories") and for the purposes of this Clause l8, the phrase "Parallel Patent" shall mean subsisting patent rights for the Reserved Territories licensed by the Licensor to any other licensee parallel to those licensed to the Licensee under this Agreement, and the phrase "System" shall be deemed to include the System Software. The Licensee shall not:-

l8.l.l exploit any component of the System in the Reserved Territories so far and so long as those components of the System are protected in the Reserved Territories by Parallel Patents;

l8.l.2 except for manufacture under the license granted by Clause 6.l.3 above, manufacture or use any components of the System or use the Patent Rights or the Technical Information in the Reserved Territories so far and so long as the System is protected in the Reserved Territories by Parallel Patents;

l8.l.3 pursue an active policy of putting any components of the System on the market in the Reserved Territories and in particular shall not engage in advertising specifically aimed at the Reserved Territories or establish any branch or maintain any distribution depot in the Reserved Territories in so far and so long as those components of the System are protected in the Reserved Territories by Parallel Patents; or

l8.l.4 put any components of the System on the market in the Reserved
       Territories for a period not exceeding five (5) years from the date when they are first put on the market within the European Community by the Licensor or one of its licensees in so far as those components are protected in the Reserved Territories by Parallel Patents.

18.2 The parties hereto agree to give each other on request all information in their possession necessary to determine the dates of the period of five
       (5) years referred to in Clause l8.l.4.

l9.    CONFIDENTIALITY
       ---------------

19.1 The Licensee agrees to maintain secret and confidential all Technical Information, LoJack Manufacturing Specifications, and Intellectual Property of the Licensor (all of which are expressly agreed by the parties to constitute the know-how disclosed or to be disclosed by the Licensor to the Licensee or obtained by the Licensee from the Licensor pursuant to this Agreement) and all other information that the Licensor designates as confidential and discloses to the Licensee pursuant to the Agreement including the design details and operating characteristics of the System, information relating to installation of VLUs in motor vehicles and all other aspects of the System treated as confidential by Licensor and LoJack or not generally known, including the System Software, the Sector Activation System and the Registration System and all related file structures, documentation, algorithms and software concepts (all of the foregoing being referred to collectively as the "Confidential Information"), to respect the Licensor's proprietary rights in the Confidential Information, to use the Confidential Information exclusively for the purposes of the exercise of the Rights and the installation, use, servicing and operation of the System in the Territory in accordance with this Agreement, and to disclose the Confidential Information only to those persons to whom and to the extent such disclosure is reasonably necessary for the aforesaid purposes.

l9.2 The Licensee shall procure that all of its employees and all of its contractors who manufacture Products or any component of any of the Products who have access to any of the Confidential Information shall be made aware of the confidentiality thereof. The Licensee shall further procure that all of its employees and all of such contractors shall enter into a Deed of Undertaking substantially in the form set forth in
       Schedule 2.

19.3 The Licensor agrees to maintain secret and confidential all business and operating information of the Licensee that the Licensee designates as confidential and is not generally known. The Licensor's obligation pursuant to this Clause l9.3 specifically excludes Improvements or any modifications made by the Licensee to the System, its components, Intellectual Property, Licensee Software, Licensor Manufacturing Specifications, or System Software.

20.    TERMINATION
       -----------

20.1   This Agreement may be terminated:-

20.l.l by the Licensee at any time by the giving of l20 days prior written notice to the Licensor;

20.l.2 by the Licensor forthwith by giving notice in writing:-

       (a) for any material breach of the Performance Conditions which is capable of being remedied and shall not have been remedied within 2l days after a written request to remedy the same, provided that
                                                                  --------
              any breach of the Performance Conditions set out in Clause 11.1.1, Clause 11.1.2, ll.l.3 and ll.l.4 above shall be deemed not capable of remedy; if not remedied within l5 days of such notice

     (b) for any breach by the Licensee of its obligations under Clause 2l.2 or 2l.3 below;

     (c) if within the meaning of Part I of the Insolvency Act l986 a proposal shall be made or a meeting of creditors of the Licensee convened for a voluntary arrangement, or if an order is made or effective resolution passed for the dissolution, liquidation, reorganization, administration, or winding-up for the purpose of a reconstruction, amalgamation or other reorganization in such manner that the company resulting from the same is bound by or agrees to assume the obligations of the Licensee under this Agreement), or if a trustee, receiver, administrative receiver or similar officer is appointed for the Licensee or in respect of the whole or any part of its assets, or if the Licensee makes any general assignment for the benefit of its creditors or is deemed unable to pay its debts within the meaning of Section l23 of the Insolvency Act l986 (unless the Licensee pays within three weeks or disputes in good faith any demand served under Section l23(a) of the said Act);

     (d) if it is determined and certified pursuant to Clause 10.4 that the royalties due to the Licensor have been unpaid and the Licensee shall fail to pay to the Licensor, within 14 days after the date such determination has been notified by the Licensor to the License, a sum equal to the amount of such underpayment together with interest thereon at the Default Interest Rate in effect on the date when the amount of such underpayment was due for payment and calculated from that date to the date of actual payment by the License, whether before or after judgment;

     (e) if the Licensee shall fail to pay when due any other sums payable by it to the Licensor under this Agreement within 14 (fourteen) days of notice from the Licensor; or

     (f) if the Licensee shall remain in breach of any of its other obligations under this Agreement 30 (thirty) days after it shall have been advised by the Licensor of such breach.

20.2 Upon termination of this Agreement for any reason other than termination pursuant to Clause 20.1.2 above, the Licensee shall continue to have the right to complete the delivery, sale, and installation of all Products contracted for sale at the date of such termination and to purchase and take delivery of Products already manufactured and required for such purpose, subject to payment to the Licensor of royalties for such sales in accordance with Clause 9 above.

20.3 Upon the termination of this Agreement for any reason the Licensee shall:-

20.3.l at its cost and expense within l4 days after the date of such termination deliver up to the Licensor all Technical Information, all documents constituting the LoJack Manufacturing Specifications and the Intellectual Property of the Licensor, the System Software and all other Confidential Information in the possession or control of the Licensee, and to the extent not physically capable of redelivery the Licensee shall not use the same and shall keep it confidential;

20.3.2 subject to the Clause 20.2 above, make available to the Licensor, at Licensor's sole option, for purchase at cost price, less a l5% restocking charge, to the Licensee all remaining Products and will permit the Licensor the right to verify and inspect the same;

20.3.3 subject to being indemnified by the Licensor in form and substance reasonably satisfactory to the Licensee against all costs, expenses and liabilities which may be incurred by the Licensee, use all reasonable efforts as directed by the Licensor to ensure (for the benefit of existing purchasers and for the protection of the goodwill of the Licensor in the System and the Trademarks) the continuing operation and maintenance of the System in the Territory until the establishment of a successor to the Licensee reasonably satisfactory to the Licensor.

20.4 The Licensor, having regard to its good name, its goodwill and the expectancy of existing purchasers of the Products at termination of a continuity of service may, in its absolute discretion using its best business judgement, either take over the service to those of the existing purchasers of the Products that are prepared to enter into a novation with the Licensor or find a new Licensee of the Rights.

20.5   Termination of this Agreement for any reason shall not bring to an end:-

20.5.l the confidentiality obligations of the parties hereto;

20.5.2 the Licensee's obligations to pay royalties which have accrued due or which will become due in respect of sales under Clause 20.2;

20.5.3 the delivery-up obligations of the Licensee under Clause 20.3; and

20.5.4 the licences (if any) under Clause 4 above.

2l.    TRANSFER
       --------

2l.l This Agreement shall be binding upon and enure to the benefit of the parties and their respective legal successors and permitted assigns. The Licensor shall have the right to assign its rights and obligations under this Agreement to any subsidiary or to any other person, persons, partnership, association, or corporation provided that:-

2l.l.l each such transferee agrees in writing to assume all rights of and obligations undertaken by the Licensor herein;

2l.l.2 the Licensee receives an assignment and assumption agreement executed by the Licensor and each such transferee to that effect;

2l.l.3 each transferee has the financial capacity and technical expertise necessary to discharge the obligations of the Licensor under this Agreement; and

2l.l.5 upon such assignment and assumption the Licensor shall thereafter have no further rights or obligations hereunder, without prejudice, however, to the accrued rights of the Licensor to such date.

2l.2 The Licensee shall not assign, sell, transfers, sublease, license (other than for the purpose of manufacture of Products), convey, give away, transfer part with possession of the whole or any part of the Rights of its other rights and/or obligations under this Agreement. Licensee intends to become a UK PLC solely for purposes of obtaining financing through an undertaking in the United Kingdom in which current owners of Licensee will retain a minimum of own 20% (twenty percent) equity ownership of the UK PLC. Licensee shall provide Licensor with all documents relative to such underwriting as such documents become available.

2l.3 The Licensee shall not, without the Licensor's prior written consent (such consent not to be unreasonably withheld or delayed) pledge, mortgage, charge or otherwise encumber all or any part of the Rights of its other rights and obligations under this Agreement, except that the Licensee may grant a security interest for bank obligations in a maximum amount of $3 million (USD).

22.    FORCE MAJEURE
       -------------

22.1 If either party is affected by an Event of Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

22.2 Notwithstanding any other provisions of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Event or Force Majeure, and the time for performance of that obligation shall be extended accordingly.

23.    NOTICES
       -------

23.1 All notices, requests, consents, demands, or similar communications under this Agreement shall be given in writing by pre-paid registered post (airmail) to the address of the addressee as set out at the head of this Agreement, or to such other address as the addressee may from time to time have notified for the purpose of this Clause 23, or sent by facsimile transmission or via a reputable private courier company.

23.2 All notices, requests, consents, demands or similar communications given and sent in the manner prescribed by Clause 23.l above shall be deemed to have been received five (5) business days after delivery to the post office or three (3) business days after delivery to recognized international overnight courier service, or at the time of transmission if sent by facsimile transmission, provided sender receives electronic confirmation of delivery.

23.3 All such notices, requests, consents, demands or similar communications addressed to the Licensee shall be marked for the attention of the managing director and if addressed to the Licensor shall be marked for the attention of the Chief Financial Officer.

24.    GENERAL
       -------

24.1 The provisions of this Agreement may be varied or amended by mutual consent of the parties but no such variation or amendment shall be effective unless made in writing and signed by the Licensor and the Licensee.

24.2 This Agreement contains the whole agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

24.3 If any provisions of this Agreement shall be found by an court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

24.4 This Agreement shall be governed by and be construed in accordance with the laws of Germany and the Commonwealth of Massachusetts and the parties agree to submit to the non-exclusive jurisdiction of the courts in Germany.

24.5 Each party to this Agreement shall execute and deliver such other documents and do such other acts and things as they deem necessary or desirable to carry out the terms, provisions, and purpose of this Agreement.

25.6 The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect the rights of any party thereafter to enforce and to require performance of each and every provision in accordance with the terms of this Agreement.

24.7 The headings of the clauses of this Agreement are used for convenience only shall not affect the meaning of interpretation of the content of this Agreement.

24.8 Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the parties. Nothing contained in this Agreement shall be deemed to authorize any party to act as agent for the other party or to assume or create any obligations on behalf of the other party.

SIGNATURES

This Agreement may be executed in one or more counterparts having the signatures of the parties and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

LoJack Corporation & LoJack International Corporation



BY:
     ---------------------------
     C. Michael Daley, President



- ---------------------------------



Detektor Tracking Systems Ltd.



BY:
     -----------------------------
     Yoram Tamari


- ----------------------------------

                                   Schedule 1

                                     Part I

                                   The Patent

Country      Number        Date of Issue          Owner
- -------      ------        -------------          -----

Europe (l)  0245555           May l992          LoJack Corporation
 U.K.
 Germany
 France
 Italy
 Belgium
 Switzerland
 Austria
 Sweden
 Holland

                                    Part II

                           A:  Registered Trademarks

                                 Reg.       Date of      Goods/
The Mark    No.       Class     as of       Renewal      Services
- --------   ------     -----     -----       -------      --------

LoJack     l,388,l52    9      22.6.89      22.6.96    Transponder units;
                                                       computers for use
                                                       by police tracking
                                                       purposes;
                                                       all included in
                                                       Class 9

                          B:  Unregistered Trademarks

Mark or Representation or
Description of Get-Up                       Goods
- ---------------------                       -----

LoJack                                  All components of the LoJack
                                        System

                                   SCHEDULE 2

                              DEED OF UNDERTAKING


The undersigned hereby undertakes to Detektor ("Detektor") and to LoJack International Corporation ("LIC") jointly and severally to maintain in confidence at all time, and not to make any unauthorized disclosure or use, of any Technical Information (defined below) or any Confidential Information (defined below) received by the undersigned from Detektor or LoJack International Corporation. The undersigned also hereby undertakes itself and to require its officers, employees, and subcontractors to assign the rights to any Improvements to Detektor.

"Confidential Information" means any trade secrets and other proprietary information in any form concerning the business or operations of Detektor and/or LoJack International Corporation including but not limited to sales, marketing, manufacturing and employee information.

"Technical Information" means any know-how, experience, specifications, drawings, designs, photographs, methods of operation, circuit diagrams, processes, formulae, data, computer programs, samples, literature, and all other technical information relating to the stolen vehicle recovery system operated by Detektor under license from LoJack International Corporation.


EXECUTED AND DELIVERED as a deed on the date below.



EXECUTED by:     (                        )

                 (                        )
                  ------------------------

Date:            (                        )